Exhibit 99
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Title of Other Classes of Securities of Union Pacific Corporation
for Which a Duty to File Reports Under Sections 13(a) or 15(d) of
           the Securities Exchange Act of 1934 Remains
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     Common Stock, $2.50 par value per share
     6.4% Notes Due 2006
     7-1/4% Notes Due 2008
     7-7/8% Debentures Due 2023
     7-7/8% Notes due 2002
     7% Debentures Due 2016
     8-5/8% Sinking Fund Debentures Due 2022
     6-1/4% Notes Due 1999
     6-1/8% Notes Due 2004
     6% Notes Due 2003
     7-3/8% Notes Due 2001
     7% Notes Due 2000
     7.6% Notes Due 2005
     8-1/2% Sinking Fund Debentures Due 2017
     8.35% Sinking Fund Debentures Due 2025
     9-5/8% Notes Due 2002
     Medium Term Notes Series B Due 2020
     Medium Term Notes Series C Due 2020
     Medium Term Notes Series D Due 2011
     S&P Linked Notes Due 2000